As filed with the Securities and Exchange Commission on May 22, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tesco Corporation

(Exact name of registrant as specified in its charter)

Alberta	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3993 West Sam Houston Parkway North, Suite 100

Houston, Texas 77043-1211

(Address of principal executive offices)

Tesco Corporation Employee Stock Savings Plan

(Full title of the plan)

Julio M. Quintana

President and Chief Executive Officer

Tesco Corporation (US) Inc.

3993 West Sam Houston Parkway North, Suite 100

Houston, Texas 77043-1211

(713) 359-7000

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Jeff Dodd

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

(713) 220-4200

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration fee
Common Shares, no par value	500,000	$32.00	$16,000,000.00	$491.20

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the registrant’s common stock that become available under the Tesco Corporation Employee Stock Savings Plan because of events such as recapitalizations, stock dividends, stock splits or similar transactions effected without the receipt of consideration that increases the number of outstanding shares.
(2)	Calculated in accordance with Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices per share of the common stock of the registrant as reported by The Nasdaq Stock Market on May 21, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Tesco Corporation (the “Company”) incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed by the Company with the Commission on March 29, 2007.

(2)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, as filed by the Company with the Commission on May 8, 2007.

(3)	The Company’s Current Reports on Form 8-K filed with the Commission on January 5, 2007, January 8, 2007, January 19, 2007, March 8, 2007, as amended on March 29, 2007, March 9, 2007, March 19, 2007, March 30, 2007, April 16, 2007, April 27, 2007 and May 3, 2007.

(4)	The description of the Company’s common shares contained in the registration statement filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report subsequently filed for the purpose of updating that description.

All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

(a) Under the Alberta Business Corporations Act (the “Corporations Act”), except in the case of an action by or on behalf of the Company or another entity to procure a judgment in its favor, the Company may indemnify a director or officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company’s request as a director or officer of another entity of which the Company is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives (each an “Indemnifiable Party”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by the Indemnifiable Party in respect of any civil, criminal or administrative action or proceeding to which the Indemnifiable Party is made a party by reason of being or having been a director or officer of that corporation or entity if (i) the Indemnifiable Party acted honestly and in good faith with a view to the best interests of the Company, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnifiable Party had reasonable grounds for believing that the Indemnifiable Party’s conduct was lawful. Under the Corporations Act, the Company may, with the approval of a court, indemnify a director or officer or advance monies as provided for above, in respect of an action by or on behalf of the Company or other entity to procure judgment in its favor, to which the Indemnifiable Party is made a party because of such Indemnifiable Party’s association with the Company or other entity, against all costs, charges and expenses reasonably incurred in connection with such action, provided that the conditions set out in (i) and (ii) above are fulfilled. Notwithstanding anything in this paragraph, an Indemnifiable Party is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by such Indemnifiable Party in connection with the defense of any civil, criminal or administrative action or proceeding to which such Indemnifiable Party is made a party because of their association with the Company or other entity, provided that they (A) were substantially successful on the merits in the defense of the action or proceeding; (B) fulfill the conditions set out in (i) and (ii) above; and (C) are fairly and reasonably entitled to indemnity. The Company may advance funds to an Indemnifiable Party in order to defray the costs, charges and expenses of a proceeding referred to in this paragraph; provided, however, that if the Indemnifiable Person does not meet conditions (A) through (C) set forth in the previous sentence, such Indemnifiable Party shall repay the funds advanced.

(b) The Company’s Bylaws provide that any indemnification permissible under the Corporations Act as described above in paragraph (a) shall be mandatory to the extent permitted by applicable law. The Company’s Bylaws further provide no director or officer of the Company shall be liable to the Company in connection with (i) any deficiency of title to any property acquired by the Company, (ii) any deficiency of any security in or upon which any of the Company’s assets shall be placed out or invested, (iii) any loss arising from the bankruptcy or insolvency of any person, (iv) any loss, conversion, misapplication or misappropriation of, or any damage resulting from, any dealings with any monies, securities or other assets belonging to the Company, or (v) any loss which may happen in the execution of the duties of his or her respective office of trust or in relation thereto, unless in each instance the same shall happen by or through his or her failure to exercise the powers and to discharge the duties of his office honestly, in good faith and with a view to the best interests of the Corporation, and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

(c) The Company has entered into separate Indemnity Agreements with certain of its directors and officers, pursuant to which it is obligated to indemnify and hold harmless such persons against all costs, charges and expenses, including any amounts paid to settle actions or satisfy judgments, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they are made a party (i) by reason of being or having been an officer or director of the Company, (ii) by reason of an actual or alleged error, misstatement or misleading statement made or suffered by the director or officer, or (iii) by reason of an action or inaction on his or her part while acting as such director or officer. Notwithstanding the foregoing, such indemnification obligations arise only to the extent that the party seeking indemnification was acting honestly and in good faith with a view to the Company’s best interests, and, in the case of criminal or administrative actions or proceedings enforced by monetary penalties, that such person had reasonable grounds for believing that his or her conduct was lawful. Each Indemnity Agreement provides that the Company may advance to a director or officer seeking indemnity the expenses incurred in connection with any action or proceeding covered by the Indemnity Agreement (except for the amount of any settlement), but if it is determined that such expenses were not reasonable or that the director or officer is not entitled to indemnification, such amounts shall be repaid to the Company.

(d) As permitted by the Corporations Act, the Company has purchased directors’ and officers’ liability insurance which, under certain circumstances, insures its directors and officers against the costs of defense, settlement or payment of a judgment.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Articles of Amalgamation of Tesco Corporation (incorporated by reference to Exhibit 4.1 to the Company’s registration statement on Form S-8 filed with the Commission on December 22, 2006).

4.2	Amended and Restated Bylaws of Tesco Corporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on May 22, 2007).

5.1	Opinion of Bennett Jones LLP with respect to legality of the securities.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Bennett Jones LLP (included as part of Exhibit 5.1).*

24.1	Power of Attorney (included on signature page).*

99.1	Tesco Corporation Employee Stock Savings Plan (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on May 22, 2007).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on May 22, 2007.

TESCO CORPORATION

By:	/s/ Julio M. Quintana
Julio M. Quintana, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints, Anthony Tripodo and James A. Lank, and each or any of them, his or her true and lawful attorney-in-fact and agent, each with the power of substitution and resubstitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Julio M. Quintana	President and Chief Executive Officer and Director (Principal	May 22, 2007
Julio M. Quintana	Executive Officer)

/s/ Anthony Tripodo	Executive Vice President, Finance and Chief Financial Officer	May 22, 2007
Anthony Tripodo	(Principal Financial and Accounting Officer)

/s/ Norman W. Robertson	Chairman of the Board	May 22, 2007

Norman W. Robertson

/s/ Fred J. Dyment	Director	May 22, 2007
/s/ Fred J. Dyment

/s/ Gary L. Kott	Director	May 22, 2007
Gary L. Kott

/s/ R. Vance Mulligan	Director	May 22, 2007
R. Vance Mulligan

/s/ Peter K. Seldin	Director	May 22, 2007
Peter K. Seldin

/s/ Michael W. Sutherlin	Director	May 22, 2007
Michael W. Sutherlin

/s/ Robert M. Tessari	Director	May 22, 2007
Robert M. Tessari

/s/ Clifton T. Weatherford	Director	May 22, 2007
Clifton T. Weatherford

EXHIBIT INDEX

Exhibit Number	Description
4.1	Articles of Amalgamation of Tesco Corporation (incorporated by reference to Exhibit 4.1 to the Company’s registration statement on Form S-8 filed with the Commission on December 22, 2006).

4.2	Amended and Restated Bylaws of Tesco Corporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on May 22, 2007).

5.1	Opinion of Bennett Jones LLP with respect to legality of the securities.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Bennett Jones LLP (included as part of Exhibit 5.1).*

24.1	Power of Attorney (included on signature page).*

99.1	Tesco Corporation Employee Stock Savings Plan (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on May 22, 2007).

*	Filed herewith.